Exhibit 99.3

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

Joel Ario,	:
Insurance Commissioner of the	:
Commonwealth of Pennsylvania	:
Plaintiff	:
:
v.	:	No. 5 M.D. 2009
:
Penn Treaty Network America	:
Insurance Company,	:
Defendant	:

ORDER

AND NOW, this 6th day of January, 2009, upon consideration of the Pennsylvania Insurance Commissioner’s Petition for Rehabilitation of Penn Treaty Network America Insurance Company (“Penn Treaty”), it is hereby ORDERED as follows:

1.         The Petition for Rehabilitation is GRANTED, and effective January 6th, 2009, Penn Treaty is placed into rehabilitation in accordance with the provisions of article V of The Insurance Department Act of 1921, Act of May 17, 1921, P.L. 789, as amended, 40 P.S. §§221.1-221.63, on the ground that rehabilitation has been requested by and consented to by the Board of Directors of Penn Treaty.

2.         Joel S. Ario, Insurance Commissioner of the Commonwealth of Pennsylvania is, and his successors in office are, hereby appointed Rehabilitator of Penn Treaty and invested with the full powers and authority of a rehabilitator as set forth in Section 516 of The Insurance Department Act of 1921, 40 P.S. §221.16.

3.         The Rehabilitator is hereby directed to rehabilitate the business of Penn Treaty; to take possession of the assets of Penn Treaty; and to administer the Penn Treaty assets in accordance with the orders of this Court. Specifically, the Rehabilitator is directed to:

(a)

Inform all banks, investment banks, and other financial institutions or persons with custody of Penn Treaty assets to identify and report these assets to the Rehabilitator and advise these afore-listed institutions not to disburse, transfer, hypothecate or encumber such assets without the prior written consent of the Rehabilitator.

(b)

Inform all banks and other financial institutions with Penn Treaty accounts that checks or other payments that have been processed and transmitted may be honored without prejudice to the ability of the Rehabilitator to recover said amounts from the recipient or payee in accordance with applicable law.

(c)

Inform all insurance producers, agents, managing general agents, brokers or other persons who have collected premiums on behalf of Penn Treaty to account for all earned and unearned premiums and commissions to the Rehabilitator at the offices of Penn Treaty with thirty (30) days of the date of this Order and that premium monies owed to Penn Treaty must be remitted to the Rehabilitator.

(d)

Inform all attorneys employed or retained by Penn Treaty that within thirty (30) days of this Order they must report to the Rehabilitator the name of the case or claim they are handling; the claim or docket number, if one is assigned; the status of each such case; and, further, that the

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Rehabilitator will not make payment for any unsolicited reports.

(e)	Inform all vendors providing claims or data processing services to Penn Treaty that they shall continue such services unless and until instructed to the contrary by the Rehabilitator.
(f)

Inform all vendors with custody or control of any data processing information and electronic records belonging to Penn Treaty to preserve these electronic files and information and to transfer the data to the control of the Rehabilitator upon request.

4.         The filing of this Order with the Clerk of the Commonwealth Court shall impart the same notice as a deed, bill of sale or other evidence of title duly filed or recorded with the Recorder of Deeds of Lehigh County, where Penn Treaty’s principal place of business is located.

5.         The Rehabilitator shall take such actions as are necessary to correct the condition that prompted the Board of Directors’ request for and consent to the rehabilitation of Penn Treaty.

6.         The Rehabilitator shall authorize, where appropriate and necessary, the payment of expenses, including employee compensation, incurred in the ordinary course of Penn Treaty’s business, as well as the actual, reasonable, and necessary costs of preserving or recovering the assets of Penn Treaty.

7.         The Rehabilitator shall prepare a plan of rehabilitation, which may include a consolidation, merger or other transformation of Penn Treaty and to that end may retain accountants, actuaries, attorneys and other consultants at the expense of Penn Treaty

8.         In the event this Court should determine that a rehabilitation of Penn Treaty is not feasible and a liquidation of Penn Treaty is ordered, the actual, reasonable and necessary costs of goods or services provided

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to and approved by the Rehabilitator during the period of rehabilitation will be treated as costs and expenses of administration for purposes of Section 544 of The Insurance Department Act of 1921, 40 P.S. §221.44.

9.         The Rehabilitator may, in his discretion, pay claims, in whole or in part, arising under Penn Treaty’s contracts of insurance; provided, however, that the Rehabilitator may not pay bad faith claims or claims for extra-contractual charges or damages.

10.       The Rehabilitator may, in his discretion, write new and renewal policies or may cancel or refuse to renew existing policies, as he deems appropriate.

11.       In accordance with Section 515 of The Insurance Department Act of 1921, 40 P.S. §221.15(c), the Rehabilitator is authorized to take possession of the statutory deposits held by any state or territory and to do all things necessary to manage and apply the deposits in accordance with the application agreements; provided, however, the Rehabilitator shall not post additional statutory security deposits in any state or territory on behalf of Penn Treaty.

12.       All court actions, arbitrations and mediations currently or hereafter pending against Penn Treaty in the Commonwealth of Pennsylvania are stayed for ninety (90) days from the effective date of this Order and such additional time as the Rehabilitator may request, to allow the Rehabilitator an opportunity to review litigation and where appropriate retain new counsel.

13.       The Rehabilitator is directed to review all litigation pending outside the courts of the Commonwealth of Pennsylvania and petition these other courts or tribunals for a ninety (90) day stay of litigation where necessary to protect the estate of Penn Treaty.

14.       This Order is not, and shall not be considered, a finding or declaration of insolvency that can activate the provisions of the Pennsylvania Life and Health Insurance Guaranty Act, as added by the Act of Dec. 18, 1992, P.L.

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1519, 40 P.S. §§991.1701-991.1718, or the provisions of similar acts of any other state or territory.

15.       On or before April 6, 2009, the Rehabilitator shall file a preliminary plan of rehabilitation with the Court, which shall include a timeline for the preparation of a final plan of rehabilitation.

16.       This Court shall retain jurisdiction of this proceeding to the full extent necessary to enforce the terms of this Order and to issue such other orders that my be required in the course of the rehabilitation.

/s/ Mary Hannah Leavitt

MARY HANNAH LEAVITT, Judge

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